Exhibit 5.1
                                                                     -----------

                            HOLME ROBERTS & OWEN LLP



90 South Cascade Avenue, Suite 1300
Colorado Springs, Colorado 80903-1615
tel 719.473.3800
fax 719.633.1518


June 22, 2005

Board of Directors
Simtek Corporation
4250 Buckingham Drive, #100
Colorado Springs, Colorado  80907

Re:      Simtek Corporation Registration Statement on Form S-2

Gentlemen:

     As counsel for Simtek Corporation, a Colorado corporation (the "Company"), we have examined the above-referenced Registration Statement (the "Registration Statement") on Form S-2 under the Securities Act of 1933, as amended (the "Act"), that the Company is filing with the Securities and Exchange Commission (the "SEC") with respect to the registration of 25,013,795 shares of its common stock, par value $0.01 per share ("Common Stock"), which shares of Common Stock
(i) are issuable upon conversion of Debentures (as defined in that certain Convertible Loan Agreement (the "Convertible Loan Agreement"), dated as of June 28, 2002, by and among Renaissance Capital Growth and Income Fund III, Inc., Renaissance US Growth & Income Trust, PLC and BFSUS Special Opportunities Trust, PLC (collectively, the "RENN Capital Group"), the Company, and Renaissance Capital Group, Inc.; (ii) were issued to the RENN Capital Group pursuant to that certain Securities Purchase Agreement (the "RENN Securities Purchase Agreement"), dated as of November 7, 2003, by and among the Company and the RENN Capital Group; (iii) are issuable upon the exercise of Warrants (as defined in the RENN Securities Purchase Agreement and, hereinafter, the "RENN Warrants") granted to the RENN Capital Group pursuant to the RENN Securities Purchase Agreement; (iv) were issued to Cypress Semiconductor Corporation ("Cypress") pursuant to that certain Share Purchase Agreement (the "Cypress Share Purchase Agreement"), dated as of May 4, 2005, by and between the Company and Cypress;
(v) are issuable upon the exercise of that certain Stock Purchase Warrant (the "Cypress Warrant"), dated May 4, 2005, from the Company to Cypress; (vi) were issued or are issuable to Mr. Harold Blomquist ("Mr. Blomquist") pursuant to the terms of his employment with the Company (the "Blomquist Employment Arrangment") as set forth in Item 5.02(c) of that certain Form 8-K, filed May 12, 2005 (the "Form 8-K"); and (vii) were issued or are issuable to Mr. Douglas Mitchell ("Mr. Mitchell" and, together with the RENN Capital Group, Cypress and Mr. Blomquist,



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Simtek Corporation
June 22, 2005
Page 2


the "Selling Security Holders") pursuant to that certain Separation Agreement (the "Separation Agreement"), dated as of May 9, 2005, by and between the Company and Mr. Mitchell.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In connection with the Company's preparation and filing of the Registration Statement, we have examined originals or copies of all documents, corporate records or other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on all original documents, the legal competency of each individual executing any such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies of originals. As to matters of fact not directly within our actual knowledge, we have relied upon certificates, telegrams and other documents from public officials in certain jurisdictions.

     In connection with this opinion, we have examined the following documents:

     (a) The Company's Amended and Restated Articles of Incorporation (the "Articles");

     (b) The Company's By-laws;

     (c) The Convertible Loan Agreement;

     (d) The RENN Securities Purchase Agreement;

     (e) Copies of the RENN Warrants;

     (f) The Cypress Share Purchase Agreement;

     (g) A copy of the Cypress Warrant;



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Simtek Corporation
June 22, 2005
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     (h) The Blomquist Employment Arrangement as set forth in the Form 8-K;

     (i) The Separation Agreement;

     (j) The originals or copies certified to our satisfaction of certain corporate records and proceedings of the Company; and

     (k) Such other certificates, instruments and documents as we deemed appropriate to enable us to render the opinion expressed below.

We have relied as to factual matters upon and have assumed the accuracy of and have made no independent investigation of, the statements made in the certificates and other statements or information of or from public officials and officers and representatives of the Company.

     On the basis of the foregoing examination, our reliance thereon, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

     1. when the Debentures are converted in accordance with the terms of the Debentures and the Convertible Loan Agreement, the shares of Common Stock issuable pursuant to such Debentures will be validly issued and will be fully paid and non-assessable;

     2. the shares of Common Stock issued to the RENN Capital Group pursuant to the RENN Securities Purchase Agreement are validly issued and fully paid and non-assessable;

     3. when the RENN Warrants are exercised and the exercise price paid in accordance with the terms of the RENN Warrants and the RENN Securities Purchase Agreement, the shares of Common Stock issuable pursuant to such RENN Warrants will be validly issued and will be fully paid and non-assessable;






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Simtek Corporation
June 22, 2005
Page 4


     4. the shares of Common Stock issued to Cypress pursuant to the Cypress Share Purchase Agreement are validly issued and fully paid and non-assessable;

     5. when the Cypress Warrant is exercised and the exercise price paid in accordance with the terms of the Cypress Warrant and the Cypress Share Purchase Agreement, the shares of Common Stock issuable pursuant to such Cypress Warrant will be validly issued and will be fully paid and non-assessable;

     6. the 200,000 shares of Common Stock issued to Mr. Blomquist pursuant to the Blomquist Employment Arrangement are validly issued and fully paid and non-assessable;

     7. when issued and sold in accordance with the Blomquist Employment Arrangement, and subject to the Company completing all actions and proceedings required on its part to be taken prior to such issuance (including without limitation due execution and delivery of certificates representing the Common Stock to the purchaser thereof against payment of the agreed consideration therefor as contemplated by the Blomquist Employment Arrangement), the 800,000 shares of Common Stock issuable pursuant to such Blomquist Employment Arrangement will be validly issued and will be fully paid and non-assessable;

     8. the 150,000 shares of Common Stock issued to Mr. Mitchell pursuant to the Separation Agreement are validly issued and fully paid and non-assessable; and

     9. when issued and sold in accordance with the Separation Agreement, and subject to the Company completing all actions and proceedings required on its part to be taken prior to such issuance (including without limitation due execution and delivery of certificates representing the Common Stock to the purchaser thereof against payment of the agreed consideration therefor as contemplated by the Separation Agreement), the 50,000 shares of Common Stock issuable pursuant to such Separation Agreement will be validly issued and will be fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Colorado.



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Simtek Corporation
June 22, 2005
Page 5


For purposes of this letter, we have assumed that, with respect to the shares of Common Stock issuable pursuant to the Blomquist Employment Arrangement and the Separation Agreement, at the time of issuance, sale and delivery of such shares of Common Stock: (a) the authorization thereof by the board of directors of the Company (the "Board") shall not have been modified or rescinded; (b) no change in law affecting the validity, legally binding character or enforceability of the authorization by the Board shall have occurred; (c) upon issuance of the Common Stock, the total number of shares of Common Stock issued and outstanding will not exceed the number of shares of Common Stock that the Company is then authorized to issue; and (d) the Articles of the Company shall not have been modified or amended in any respect that would affect this opinion and will be in full force and effect. We have also assumed, without independent investigation or inquiry and with respect to the Blomquist Employment Arrangement, that (i) the Form 8-K sets forth all the material terms and conditions of Mr. Blomquist's employment with the Company (except such terms as would not affect this opinion), (ii) the terms of the Blomquist Employment Arrangement continue to be in full force and effect (and that Mr. Blomquist's employment by the Company will not be terminated) from the date hereof through the time of issuance of, and payment with respect to, the shares of Common Stock issuable pursuant to the Blomquist Employment Arrangement, and (iii) the terms of a written employment agreement, if any, with Mr. Blomquist would not modify or amend the terms of the Blomquist Employment Arrangement such that this opinion would be affected. We have also assumed, without independent investigation or inquiry and with respect to the Separation Agreement, that the Separation Agreement continues to be in full force and effect (and that Mr. Mitchell has not breached Sections 6, 7 or 8 thereof) from the date hereof through the time of issuance of the shares of Common Stock issuable pursuant to the Separation Agreement.

We hereby consent to the reference to us under the caption "Legal Matters" in the Registration Statement; provided, however, in giving this consent we do not admit we are included in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. We further consent to the filing of this opinion as an exhibit to the Registration Statement.




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Simtek Corporation
June 22, 2005
Page 6


We express no opinion as to any matters not expressly set forth herein. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

Sincerely,

/s/ HOLME ROBERTS & OWEN LLP